Exhibit 5


December 18, 1997


ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, California 92626

         RE:      Registration Statement on Form S-3
                  ICN Pharmaceuticals, Inc.
                  Common Stock
                  ----------------------------------

Ladies and Gentlemen:

     I am Executive Vice President, General Counsel and Corporate Secretary of ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and have been involved with the registration under the Securities Act of 1933, as amended (the "Act"), of the shares (the "Shares") of common stock, $.01 par value of the Company, being offered pursuant to the above described Registration Statement.

     In connection with the offering of the Shares, I have examined the Amended and Restated Certificate of Incorporation of the Company, the By-laws of the Company, the Bio Capital Holding Trust Instrument and related agreements (the "Trust Instrument"), the Warrant Agreement between Viratek, Inc. and H.J. Meyers & Co., Inc. ("Meyers") (the "Warrant Agreement"), and other corporate records of the Company, and such other documents I have deemed relevant to this opinion.

     Based and relying solely upon the foregoing, it is my opinion that:

     (1) the Shares issuable upon the exchange of the new and old Bio Capital Holding Swiss Franc Exchangeable Certificates due February 17, 2002, in the aggregate principal amount of Swiss Francs 37,870,000 and 1,745,000, respectively (jointly the "Certificates"), when the Certificates are exchanged in accordance with the terms of the Trust Instrument;

     (2) the Shares issuable upon the exercise of the outstanding five-year representatives warrants issued to Meyers or its designees (the "Warrants"), when issued and paid for in accordance with the terms of the Warrant Agreement; and

     (3)  the Shares  issuable to the  employees of Polka Rzeszow
          S.A. in connection with the Company's acquisition of Rzeszow, when issued,

will be duly authorized, validly issued, fully paid and nonassessable. This opinion may be filed as an exhibit to the above described Registration Statement. Consent also is given to the reference to me under the caption "Legal Matters" in such Registration Statement as having passed upon the validity of the issuance of the Shares. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                               Respectfully submitted,

                               /s/ David C. Watt
                               ---------------------------------------
                               David C. Watt
                               Executive Vice President,
                               General Counsel and Corporate Secretary